Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 28, 2026, relating to the financial statements of Calm Seas Acquisition Corp. for the period from August 28, 2026 (inception) through September 1, 2026, which includes an explanatory paragraph relating to Calm Seas Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 28, 2026